Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8000 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR QUARTER ENDED JUNE 30, 2014

ROSELAND, NJ, August 14, 2014 — Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced its financial results for the quarter ended June 30, 2014. The Company will host a conference call on Thursday, August 14, at 8:30 AM ET to discuss these results.

The live webcast of the conference call can be accessed through the Company’s web site at: www.emisphere.com. The live conference call dial-in number is 1 (877) 303-9483 (United States and Canada) or 1 (760) 666-3584 (International). In addition, an archive of the webcast can be accessed through the same link and an audio replay of the call will be available beginning at 1:00 PM ET today through 11:59 PM ET on August 28, 2014 by calling 1 (855) 859-2056 (United States and Canada) or 1 (404) 537-3406 (International). The conference replay PIN is 44377640.

SECOND QUARTER 2014 FINANCIAL RESULTS

Emisphere reported a net loss of $8.1 million, or $0.13 per basic and diluted share for the quarter ended June 30, 2014, compared to a net loss of $14.0 million, or $0.23 per basic and diluted share for the quarter ended June 30, 2013.

The Company reported an operating loss of $1.5 million for the second quarter 2014, compared to an operating loss of $1.8 million for the same period in 2013.

Total operating expenses were $1.5 million for the second quarter 2014, a $0.2 million, or 14% reduction compared to the same period in 2013. Total operating expenses include research and development costs of $0.3 million (an increase of $0.2 million, or 111% compared to the same period in 2013 due primarily to a $0.2 million investment in developing the manufacturing process for our oral Eligen® B12 Rx product during 2014), and general and administrative expenses of $1.2 million (a $0.4 million, or 24% reduction compared to the same period in 2013 due primarily to a $0.3 million decrease in professional services costs and a $0.1 million reduction in human resources costs). Other expense for the second quarter of 2014 was $6.5 million compared to other expense of $12.2 million for the second quarter of 2013, a decrease of $5.7 million, or 46% due primarily to a decrease in the fair value of derivative instruments of $6.0 million, and a $0.3 million increase in interest expense.

YEAR TO DATE FINANCIAL RESULTS

The Company reported a net loss of $11.4 million, or $0.19 per basic and diluted share, for the six months ended June 30, 2014, compared to a net loss of $16.4 million, or $0.27 per basic and diluted share, for the six months ended June 30, 2013.

An operating loss of $3.9 million was reported for the six months ended June 30, 2014, compared to $3.5 million for the same period last year. Total operating expenses were $3.9 million for the six months ended June 30, 2014, an increase of approximately $0.4 million or 11% compared to $3.5 million for the same period last year. Total operating expenses include research and development costs of $0.7 million and general and administrative expenses of $3.2 million, compared to $0.4 million and $3.1 million respectively, for the same period last year.

The Company reported other non-operating expense of $9.2 million for the six months ended June 30, 2014, compared to other non-operating expense of $12.9 million for the same period last year, a $3.7 million reduction, due primarily to a $4.4 million decrease in the fair value of derivative instruments, offset partially by a $0.7 million increase in interest and other expense.

A state income tax benefit for 2013 of approximately $1.7 million was received and recognized during the first quarter 2014 from the proceeds from the sale of approximately $20.8 million of New Jersey net operating losses through the Technology Business Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

Weighted average basic and diluted shares outstanding for the periods ended June 30, 2014 and June 30, 2013 were 60,687,478.

LIQUIDITY

As of June 30, 2014, we had approximately $1.0 million in cash, a net decrease of $3.0 million from December 31, 2013, approximately $6.9 million working capital deficiency, a stockholders’ deficit of approximately $98.1 million and an accumulated deficit of approximately $500.2 million.

The Company estimates that its cash balance is sufficient to allow it to continue to prepare for the market development and domestic launch of, and to explore global markets opportunities for its Eligen® Oral B12 Rx product, and otherwise continue operations through approximately the end of the third Quarter 2014.

The Company is pursuing several courses of action to address its deficiency in capital resources including the global commercialization of B12, seeking new partnerships, leveraging existing partnerships, and capital markets financings.

PRODUCT DEVELOPMENTS

The Company continues to emphasize the commercialization of its Eligen® Oral B12 Rx product, seek new high-value partnerships, evaluate new prescription Medical Foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen® Technology.

As a result of our recent steps to refocus and prioritize our commercial opportunities, and promising trends in the industry that should provide new growth opportunities, we believe that Emisphere’s new business strategy will present opportunities for growth and value creation for the Company and its shareholders. We recognize, however, that further development, exploration and commercialization of our technology entails substantial risk and requires significant operational expenses. We continue to refocus our efforts on strategic development initiatives to reduce non-strategic spending aggressively, and seek to obtain the funding necessary to implement our corporate strategy. There can be no assurances, however, that the Company will be able to secure adequate funding to meet its current obligations and successfully pursue its strategic direction. Furthermore, despite our optimism regarding the Eligen ® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized.

Emisphere’s pipeline includes an attractive array of product candidates in different stages of development.

•	Novo Nordisk is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulin and GLP-1 receptor agonists. During December 2013, Novo Nordisk announced that it had initiated its first Phase II clinical trial with a long-acting oral GLP-1 analog.

•	The Company has developed an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals, which is covered by patent protection in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

In addition to the foregoing, the Company is continuing to pursue a number of pre-clinical programs in collaboration with other companies, as well as projects on its own, using the Company’s proprietary Eligen® Technology to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a specialty pharmaceutical company that has been transformed from a delivery systems development company into a broader commercial-stage entity. Assuming the Company is successful in securing necessary funding, of which there can be no assurance, it plans to commence its launch efforts for its first commercial product, oral Eligen® B12 Rx, during the remainder of 2014. Oral Eligen® B12 Rx meets significant unmet patient and medical needs by combining B12 with our proprietary delivery system technology. All key oral Eligen® B12 Rx launch initiatives are in progress and on schedule introduce the Eligen® B12 in the United States during the first quarter 2015. Additionally, the Company is currently engaged in multiple late-stage ex-US oral Eligen® B12 Rx licensing discussions. By building on the oral Eligen® B12 Rx product, the Company intends to establish a sound product portfolio platform on which to expand its B12 therapeutic franchise as well as expand internal new product development with new therapeutic agents. The Company will also continue to develop its existing drug delivery carrier partnerships and expand its carrier business by seeking out and engaging in new global licensing opportunities. The Company’s strategy is to reemphasize the commercialization of Eligen® Oral B12 Rx, build new high-value partnerships, evaluate new commercial opportunities, and promote new uses for the Eligen® Technology. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including, without limitation, those regarding the sufficiency of our available capital resources to meet our funding needs; timing of the development and commercialization of our product candidates or potential products that may be developed using our Eligen® Technology; planned or expected studies and trials of oral formulations that utilize our Eligen® Technology; the potential market size, advantages or therapeutic uses of our potential products; and variation in actual savings and operational improvements resulting from restructurings) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2014 and 2013

(in thousands, except share and per share data)

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development	289	137	651	371
General and administrative	1,247	1,649	3,226	3,115
Depreciation and amortization	3	2	7	4
Loss on sale of fixed assets	—	—	—	10

Total costs and expenses	1,539	1,788	3,884	3,500

Operating loss	(1,539)	(1,788)	(3,884)	(3,500)

Other non-operating income (expense):
Other income	—	1	10	65
Change in fair value of derivative instruments
Related party	(4,864)	(10,780)	(6,145)	(10,507)
Other	(198)	(224)	(183)	(157)
Interest expense, related party	(1,468)	(1,191)	(2,909)	(2,307)

Total other non-operating income (expense)	(6,530)	(12,194)	(9,227)	(12,906)

Loss before income tax benefit	(8,069)	(13,982)	(13,111)	(16,406)
Income tax benefit	—	—	1,684	—

Net loss	$(8,069)	$(13,982)	$(11,427)	$(16,406)

Net loss per share, basic and diluted	$(0.13)	$(0.23)	$(0.19)	$(0.27)

Weighted average shares outstanding, basic and diluted	60,687,478	60,687,478	60,687,478	60,687,478

EMISPHERE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

June 30, 2014 and December 31, 2013

(in thousands, except share and per share data)

	June 30, 2014 (unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,010	$4,053
Inventories	231	230
Prepaid expenses and other current assets	615	622

Total Current Assets	1,856	4,905
Equipment and leasehold improvements, net	33	40
Security deposits	24	34

Total assets	$1,913	$4,979

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable – related party, net of discount	$639	$556
Accounts payable and accrued expenses	605	1,539
Derivative instruments	7,349
Related party	6,817	3,638
Others	723	540
Other current liabilities	—	30

Total current liabilities	8,784	6,303
Notes payable – related party, net of discount	34,383	32,523
Derivative instruments – Related party	15,261	11,331
Deferred revenue, non-current	41,616	41,616
Deferred lease liability	3	7

Total liabilities	100,047	91,780

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 4,000,000 shares at June 30, 2014 and 2,000,000 shares at December 31, 2013; none issued and outstanding	—	—
Common stock, $.01 par value; authorized 400,000,000 shares at June 30, 2014 and 200,000,000 shares at December 31, 2013; issued 60,977,210 shares (60,687,478 outstanding) as of June 30, 2014 and December 31, 2013	610	610
Additional paid-in-capital	405,394	405,300
Accumulated deficit	(500,186)	(488,759)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(98,134)	(86,801)

Total liabilities and stockholders’ deficit	$1,913	$4,979